EXHIBIT 99.1

Bridgeline Software Reports Record Results
for the First Quarter of Fiscal 2009

Woburn, MA, February 12, 2009 - Bridgeline Software, Inc. (NASDAQ: BLSW), a developer of SaaS-based web application management software and award-winning web applications, today announced record results for its first quarter of fiscal 2009 ended December 31, 2008.

Highlights from the first quarter of fiscal 2009 results include:

•	Record revenues of $6,473,000 for the quarter ended on December 31, 2008, representing a 54% increase over Bridgeline Software’s revenues of $4,203,000 for the same quarter one year earlier.

•
Customer base increased to 620 customers, which is an 86% increase from 334 customers a year ago. Of the Company’s 620 customers, 383 or 62% pay Bridgeline Software a monthly subscription fee or a monthly managed service fee.

•
Record net income for the quarter ended December 31, 2008 of $165,000 representing a 346% increase over Bridgeline Software’s net income of $37,000 for the same quarter one year earlier.  This represents $0.02 per diluted share of net income versus $0.00 per diluted share of net income a year ago.

•
The generation of $1,102,000 in cash from operations for the quarter ended December 31, 2008 compared to a use of cash of $25,000 from operations for the same three month period a year ago.  This represents $0.10 per diluted share in cash generated from operations for the three month period versus $0.00 per diluted share in cash generated from operations in the same period one year ago.

•
Record EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) before stock compensation of $765,000 for the quarter ended December 31, 2008 versus EBITDA of $314,000 for the same three month period one year earlier, representing a 144% year over year increase. This represents $0.07 per diluted share of EBITDA versus $0.04 per diluted share of EBITDA a year ago.

•	Strong new bookings and strong sales of new iAPPS software licenses during the quarter ended December 31, 2008.

•	Balance sheet remains strong with a current ratio of 1.4 to 1. As of December 31, 2008 Bridgeline Software had over $24.5 million in total assets and only $5.8 million in total liabilities.

“In today's challenging economic environment, we believe the cost efficiencies and productivity gains offered by Bridgeline Software become even more relevant for both current and future customers,” stated Thomas Massie, Chairman and Chief Executive Officer of Bridgeline Software.  “Our web-based software solutions provide customers with enhanced sales opportunities, reduced administrative costs, and improved operational efficiencies.”

Massie continued, “We are committed to building our recurring revenue business through the ongoing sales and development of our flagship product iAPPS. We are very pleased with our continued strong revenue growth and improved profitability.”

Results of Operations for the three-months ended December 31, 2008

Bridgeline Software recorded revenues of $6.5 million in the quarter ended December 31, 2008, an increase of $2.3 million, or 54% compared to the same period of the prior year. Bridgeline Software posted operating income for the quarter ended December 31, 2008 of $187,000 compared to operating income of $9,000 for the same quarter of the prior year. Bridgeline Software posted net income for the quarter ended December 31, 2008 of $165,000 or $0.02 per diluted share versus net income of $37,000 or $0.00 per diluted share for the same quarter of the previous year.

Recurring Revenue Trends

On an annualized basis, recurring revenues for the quarter ended December 31, 2008 were $3.4 million compared to annualized recurring revenues for the same period of the prior year of $1.9 million, representing a year over year increase of 76%. Annualized figures are derived by multiplying the actual results for the quarter by four.

Recurring revenue is revenue from customers who pay Bridgeline Software a monthly subscription fee or a monthly managed service fee.  Of Bridgeline Software’s 620 customers as of December 31, 2008, 383 or 62% pay a monthly subscription fee or a monthly managed service fee.

Bridgeline Software’s retention rate of such clients during the quarter ended December 31, 2008 was 85%.

	Q108	Q109
Annualized Recurring Revenues	$1,904	$3,356
Year over Year Growth %		76%
Retention Rate		85%

Bridgeline Software, Inc.

Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data - unaudited)

	Three Months Ended
	December 31, 2008	December 31, 2007
Revenue	$6,473	$4,203

Cost of revenue	2,898	2,022

Gross profit	3,575	2,181
Operating expenses:
Sales & marketing	1,630	1,067
General & administrative	1,042	745
Research & development	351	166
Depreciation & amortization	365	194
Total operating expenses	3,388	2,172
Income from operations	187	9

Interest income (expense), net	(22)	28
Income before income taxes	165	37

Income taxes	—	—
Net income	$165	$37

Net income per share:
Basic	$0.02	$0.00
Diluted	$0.02	$0.00

Number of weighted average shares:
Basic	10,767,903	8,676,408
Diluted	10,836,253	8,676,408

EBITDA results (Note 1)

Add:
Interest expense	$22	$18
Depreciation and amortization	441	204
Stock-based compensation	137	55

EBITDA before stock compensation and other non-recurring charges	$765	$314
EBITDA per share	$0.07	$0.04

Note 1: EBITDA before stock compensation and other non-recurring charges is a Non-GAAP Financial Measurement. We use earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). We define EBITDA before stock compensation and other non-recurring charges, including impairment charges, as net income before interest, taxes, depreciation, amortization and stock-based compensation. We present EBITDA before stock compensation and other non-recurring charges because we consider it an important supplemental measure of our performance by adjusting net income or loss primarily for the non-cash charges and other non-recurring charges. Because the use of EBITDA before stock compensation and other non-recurring charges facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business. In addition, we believe this measure provides the investor with an accurate measure of our ability to meet our future cash flow requirements.

Bridgeline Software, Inc.

Condensed Consolidated Balance Sheets
(in thousands, except share and per share data- unaudited)

	December 31, 2008	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,507	$1,911
Accounts receivable (less allowance for doubtful accounts of $376 and $380, respectively)	3,702	4,024
Unbilled receivables	974	1,576
Prepaid expenses and other current assets	805	529
Total current assets	7,988	8,040

Equipment and improvements, net	1,858	1,763
Definite-lived intangible assets, net	2,790	2,980
Goodwill, net of preliminary impairment charge of $9,752	11,171	10,725
Other assets	705	751
Total assets	$24,512	$24,259

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of Credit	$1,000	$1,000
Capital lease obligations, current	87	105
Accounts payable	1,580	1,770
Deferred revenue	1,044	1,176
Accrued liabilities	1,953	1,860
Total current liabilities	5,664	5,911
Capital lease obligations, less current portion	115	139
Other long term liabilities	19	19
Total liabilities	5,798	6,069

Commitments and contingencies

Shareholders’ equity:
Preferred stock — $0.001 par value; 1,000,000 shares Authorized; none issued and outstanding	—	—
Common stock — $0.001 par value; 20,000,000 shares authorized: 10,950,808 and 10,665,533 shares issued and outstanding, respectively	11	11
Additional paid-in capital	35,020	34,647
Accumulated deficit	(16,207)	(16,369)
Accumulated other comprehensive income	(110)	(99)
Total shareholders’ equity	18,714	18,190
Total liabilities and shareholders’ equity	$24,512	$24,259

Bridgeline Software, Inc.

Consolidated Statements of Cash Flows
(in thousands- unaudited)

	Three months ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$165	$37
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	197	118
Amortization of intangible assets	244	86
Stock-based compensation	137	55
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable and unbilled receivables	634	(257)
Other assets	(17)	(274)
Accounts payable and accrued liabilities	(126)	220
Deferred revenue	(132))	(10))
Total adjustments	937	(62)
Net cash provided by (used in) operating activities	1,102	(25)
Cash flows from investing activities:
Contingent acquisition payments	(182)	(221)
Equipment and improvements expenditures	(296)	(138)
Net cash used in investing activities	(478)	(359)
Cash flows from financing activities:
Proceeds from bank line of credit	1,000	—
Principal payments on bank line of credit	(1,000)	—
Principal payments on capital leases	(42)	(67)
Net cash used in financing activities	(42)	(67)
Net increase (decrease) in cash and cash equivalents	582	(451)
Effect of exchange rate on cash	14	—
Cash and cash equivalents, beginning of period	1,911	5,219
Cash and cash equivalents, end of period	$2,507	$4,768

Supplemental cash flow information:
Cash paid for:
Interest	$22	$18

Non-cash activities:
Issuance of common stock for contingent acquisition payments	$235	$67
Purchase of capital equipment through capital leases	$—	$70

About Bridgeline Software, Inc

Bridgeline Software is a developer of web application management software and award-winning web applications that help organizations optimize business processes. The iAPPS Product Suite is an innovative SaaS solution that unifies Content Management, Analytics, eCommerce, and eMarketing capabilities – enabling business users to swiftly enhance and optimize the value of their web properties.

Combined with award-winning application development services by Microsoft Gold Certified development teams, Bridgeline Software helps customers to cost-effectively maximize the value of their rapidly changing web applications. Bridgeline Software's teams of developers specialize in web application development, information architecture, usability engineering, SharePoint development, rich media development, and search engine optimization.

Bridgeline Software is headquartered near Boston with additional locations in Atlanta, Chicago, Cleveland, Denver, New York, Washington, D.C., and Bangalore, India. Bridgeline Software is a recipient of the Inc. 500 award for one of America’s fastest growing companies and currently has over 600 customers ranging from middle market organizations to divisions within Fortune 1,000 companies that include: Healthcore, The Bank of New York Mellon, Marriott International, Berkshire Life, PODS, Honeywell, Budget Rental Car, Washington Redskins, Sun Chemical, AARP, National Financial Partners, The Packard Foundation, DTCC, Cadaret, Grant & Co., National Insurance Crime Bureau, the American Academy of Pediatrics, and the Georgia Lottery.  To learn more about Bridgeline Software, please visit www.bridgelinesw.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, including the risks described in our Annual Report on Form 10-KSB as well as our other filings with the Securities and Exchange Commission, that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

Contact:

Bridgeline Software, Inc.
Gary Cebula, Executive Vice President,
Chief Financial Officer
781-497-3002
gcebula@bridgelinesw.com